Exhibit 99.1

Royal Gold Reports Steady Portfolio Performance with Solid Revenue, Cash Flow and Earnings for the Second Quarter of 2022

DENVER, COLORADO. AUGUST 3, 2022: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $71.1 million, or $1.08 per share, for the quarter ended June 30, 2022, (“second quarter”), on revenue of $146.4 million and operating cash flow of $120.2 million. Adjusted net income[1] was $54.0 million, or $0.81 per share.

“Royal Gold’s portfolio performed well in the second quarter,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “While we saw lower volumes at some assets, these were not unexpected and our overall financial results were solid. Our typical high and consistent margins remained robust in the quarter, demonstrating again the resilience of our business model in a high inflation environment.”

“We have been very active on the business development front as we look to continue strengthening and diversifying our portfolio. Upon closing of the announced transaction, the Great Bear royalty is expected to layer in long term duration, scale and optionality to Royal Gold’s portfolio, and the recently-announced Cortez Complex royalty acquisition adds further exposure to a world-class producing gold complex with upside that we expect to realize over decades. Our goal is to enhance the scale and longevity of our portfolio, and together with the Red Chris royalty, NX Gold stream and Côté project royalty transactions last year, we are working diligently to provide our shareholders further exposure to assets with significant gold revenue and exploration optionality in low-risk jurisdictions.”

Recent Developments

Production Ramp-Up Continues to Progress at Khoemacau

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), the ramp-up of operations continued at the Khoemacau Project (“Khoemacau”) in Botswana, and average monthly underground production increased consistently during the second quarter, from approximately 5,700 tonnes per day in March to approximately 7,300 tonnes per day in June.

Second Quarter 2022 Highlights:

●
Solid financial performance with revenue of $146.4 million, operating cash flow of $120.2 million, and earnings of $71.1 million
●
Revenue split: 71% gold, 11% silver, 14% copper
●
Production volume of 78,300 GEOs[2]
●
Strong balance sheet, ending the period debt free, with cash of $280.6 million and total liquidity of approximately $1.3 billion
●
Adjusted EBITDA margin[1] of 78%
●
Paid quarterly dividend of $0.35 per share, a 17% increase over the prior year

Post Quarter Events:

●
Announced agreement to acquire Great Bear Royalties Corporation for royalty exposure to the emerging Great Bear Project in Ontario
●
Acquired an effective 1.2% gross royalty on the world-class Cortez Complex in Nevada

Tragically, KCM reported an accident in the underground mine that resulted in the death of two employees of the mining contractor on May 20, 2022. This resulted in short-term production disruptions immediately after the accident and into early June. Investigations into the cause of the accident remain ongoing.

KCM expects that the mining rate will continue to increase steadily from current levels and reach full sustained production by the fourth quarter of 2022, absent further COVID-19 impacts. With the results experienced so far during the ramp-up period, KCM continues to expect that at full production Khoemacau will produce 155,000 to 165,000 tonnes of high-grade copper and silver concentrate a year, containing approximately 60,000 to 65,000 tonnes of payable copper and 1.8 to 2.0 million ounces of payable silver, over an approximate 20-year mine life from Zone 5. In the second quarter, Royal Gold received silver stream deliveries of approximately 246,800 ounces.

Plant Expansion and Mine Life Extension Project Continues, with Further Deferral of Silver Ounces in the Second Quarter at Pueblo Viejo

During the second quarter, Barrick Gold Corporation (“Barrick”) reported continued progress on the plant expansion and mine life extension project at Pueblo Viejo in the Dominican Republic to increase throughput and allow the mine to

1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

maintain minimum average annual gold production of approximately 800,000 ounces after 2022 and beyond 2040 (100% basis).

With respect to the plant expansion, on May 4, 2022, Barrick reported that, as of March 31, 2022, construction was 39% complete, with completion expected by the end of calendar 2022. With respect to the mine life extension, Barrick also disclosed that social, environmental and technical studies for additional tailings capacity continued to advance, and that the final location and construction of the tailings storage facility would be subject to the completion of an Environmental and Social Impact Assessment (“ESIA”) in accordance with Dominican Republic legislation and international standards. Once completed, the ESIA would be submitted to the Government of the Dominican Republic for evaluation and final decision.

Silver stream deliveries were approximately 307,100 ounces for the second quarter, compared to approximately 386,500 ounces for the prior year quarter. During the second quarter an additional 45,000 ounces of silver deliveries were deferred. The deferred ounces are the result of a mechanism in the stream agreement that allows for the deferral of deliveries in a period if Barrick’s share of silver production is insufficient to cover its stream delivery obligations. The stream agreement terms include a fixed 70% silver recovery rate. If actual recovery rates fall below the contractual 70% recovery rate, ounces may be deferred with deferred ounces to be delivered in future periods as silver recovery allows. As of June 30, 2022, approximately 484,000 ounces have been deferred, and the timing for the delivery of the entire deferred amount is uncertain.

Increased Gold Production, Continued Progress with the Block Cave Feasibility Study, and Further East Ridge Exploration Success at Red Chris

On July 21, 2022, Newcrest Mining Limited (“Newcrest”) reported that gold production of 19,500 ounces (100% basis) at the Red Chris mine in British Columbia in the second quarter was 62% higher than the first quarter largely driven by higher mill throughput following improved weather conditions. Newcrest also reported that gold recovery increased in the quarter due to mill stabilization, improved water quality and implementation of a pre-crusher blending program.

According to Newcrest, development of the block cave during the second quarter continued with the exploration decline now progressed to 1,703 meters as July 13, 2022, and installation of the surface infrastructure relating to the exploration decline substantially complete. Newcrest also reported that the feasibility study is progressing as planned and remains on track for completion in the first half of calendar year 2023.

Further according to Newcrest, drilling activities at East Ridge continue to expand the footprint and confirm continuity and extensions of the higher grade mineralization. During the second quarter, Newcrest identified a conceptual exploration target for East Ridge that could contain from a lower case of 2.8 million ounces of gold and 0.9 million tonnes of copper (170 million tonnes at grades of 0.5 grams per tonne gold and 0.5% copper) to an upper case of 4.3 million ounces of gold and 1.3 million tonnes of copper (300 million tonnes at grades of 0.4 grams per tonne gold and 0.4% copper). According to Newcrest, East Ridge is outside of the initial mineral resource estimate for Red Chris and strike extents of this prospect remain open to the east.

Announcement of Agreement to Acquire Great Bear Royalties Corporation to Gain Royalty Exposure to the Emerging World-Class Great Bear Gold Project

On July 11, 2022, the Company announced that it had entered into a definitive agreement (the “Arrangement Agreement”) with Great Bear Royalties Corporation (“GBR”) to acquire all of the issued and outstanding common shares of GBR for cash consideration of C$6.65 per common share, which values GBR at approximately C$199.5 million (approximately $155 million) on a fully diluted basis. GBR’s sole material asset is a 2.0% net smelter return royalty (the “Royalty”) that covers the entire 9,140 hectare emerging world-class Great Bear Project in the Red Lake district of Ontario, Canada, indirectly owned and operated by Kinross Gold Corporation (“Kinross”).

As part of Royal Gold’s due diligence for the acquisition, the Company entered into a co-operation agreement with Kinross to obtain access to Kinross personnel and certain information pertaining to the Great Bear Project. In exchange, Royal Gold agreed to amend certain terms of the royalty agreement upon closing of the acquisition, including providing an option to Kinross to purchase a 25% interest in the Royalty for an amount equal to 25% of Royal Gold’s purchase price of GBR, adjusted for inflation, at any time from the transaction closing date until the earlier of a construction decision for the Great Bear Project and 10 years after the transaction closing date.

The acquisition has been unanimously approved by the boards of directors of both Royal Gold and GBR, and the board of directors of GBR has resolved to recommend that the shareholders of GBR approve the acquisition. All of the directors and officers of GBR have entered into support agreements to vote their shares in support of the acquisition representing, in aggregate, approximately 10.5% of the outstanding shares of GBR. The arrangement agreement provides Royal Gold a customary right to match any superior proposal and includes customary non-solicitation covenants. In addition, the arrangement agreement requires GBR to pay a termination fee of C$7.0 million (approximately $6 million) to Royal Gold if GBR terminates the arrangement agreement in certain circumstances.

The transaction is subject to approval by the shareholders of GBR, and regulatory and court approvals. GBR expects to hold a special meeting of shareholders to approve the transaction on August 31, 2022, and subject to approval by shareholders, GBR will shortly thereafter seek approval by the Supreme Court of British Columbia of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia). The transaction is expected to close during the quarter ending September 30, 2022.

Funding for the transaction is expected to come from available cash without the issue of equity.

Acquisition of Additional Royalty Interest on World-Class Producing Cortez Complex in Nevada

On August 2, 2022, the Company announced that it acquired a sliding-scale gross royalty (the “Cortez Royalty”) on an area including the Cortez mine operational area and the Fourmile development project in Nevada (the “Cortez Complex”). Royal Gold paid $525 million in cash consideration for the Cortez Royalty to Kennecott Royalty Company (“Kennecott”), a wholly owned subsidiary of Rio Tinto European Holdings Limited (“Rio Tinto”). The area within the Cortez Complex is owned or controlled by Nevada Gold Mines LLC (“NGM”), a joint venture between Barrick Gold Corporation (“Barrick”) (61.5% owner and operator) and Newmont Corporation (“Newmont”) (38.5% owner), with the exception of the Fourmile project which is 100% owned and operated by Barrick.

The Cortez Royalty is a life of mine sliding scale gross royalty payable at a rate of 0% at a gold price less than $400 per ounce, increasing to 3% at a gold price above $900 per ounce, and is payable on 40% of all production from the Cortez Complex. The Cortez Royalty does not cover the existing deposits within the Robertson property. At current gold prices the Cortez Royalty is an effective 1.2% gross royalty on the Cortez Complex and is not subject to any stepdowns or caps.

The Cortez Royalty is payable after cumulative production from the Cortez Complex of 15 million gold equivalent ounces from January 1, 2008 onwards. According to Barrick public disclosure, cumulative production from January 1, 2008, was approximately 14.8 million ounces as of June 30, 2022, and Royal Gold estimates that the Royalty is expected to begin paying in the third or fourth quarter of 2022 with the first revenue expected to be received in the fourth quarter of 2022 or first quarter of 2023. Royalty payments will be made quarterly within 45 days of the end of each calendar quarter.

Deductions from the Cortez Royalty payments are limited to third-party royalties that existed prior to 2008, which include the existing Crossroads and Pipeline royalties owned by Royal Gold.

The acquisition of the Cortez Royalty was funded from available cash and a draw on the Company’s credit facility as discussed below. No additional equity will be issued to fund this transaction.

Total Available Liquidity Increased to Approximately $1.3 Billion

At the end of the second quarter, Royal Gold was debt free with the full $1 billion credit facility undrawn and available. Combined with working capital of $276.3 million, Royal Gold had total available liquidity of approximately $1.3 billion as of June 30, 2022.

Subsequent to the end of the quarter and in order to fund the acquisition of the Cortez Royalty as discussed above, on July 25, 2022, Royal Gold drew $500 million on the credit facility, leaving $500 million undrawn and available. In keeping with Royal Gold’s capital allocation strategy, the Company expects to repay this outstanding debt as cash flow allows.

Second Quarter 2022 Overview

In the second quarter, the Company recorded net income and comprehensive income attributable to Royal Gold stockholders (“net income”) of $71.1 million, or $1.08 per basic and diluted share, as compared to net income of $81.7 million, or $1.24 per basic and diluted share, for the quarter ended June 30, 2021. The decrease in net income was primarily attributable to a decrease in revenue.

During the second quarter the Company recognized total revenue of $146.4 million, comprised of stream revenue of $104.9 million and royalty revenue of $41.6 million at an average gold price of $1,871 per ounce, an average silver price of $22.60 per ounce and an average copper price of $4.31 per pound. This is compared to total revenue of $168.0 million for the prior year period, comprised of stream revenue of $114.4 million and royalty revenue of $53.6 million, at an average gold price of $1,816 per ounce, an average silver price of $26.69 per ounce and an average copper price of $4.40 per pound.

The decrease in total revenue resulted primarily from lower gold sales at Andacollo and Pueblo Viejo and lower gold production at Cortez and Peñasquito. The decrease was offset by $9.4 million of new revenue from the NX Gold and Khoemacau streams, which did not provide stream deliveries to Royal Gold during the prior year quarter.

Cost of sales, which excludes depreciation, depletion and amortization, decreased to $23.8 million in the second quarter, from $24.7 million for the prior year period. The decrease, when compared to the prior period, was primarily due to a decrease in gold sales at Andacollo and Pueblo Viejo, offset by gold sales at NX Gold and silver sales at Khoemacau. Stream deliveries from the NX Gold and Khoemacau streams were not due to Royal Gold during the prior year quarter. Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for the Company’s other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs increased to $9.3 million for the second quarter, from $7.2 million for the prior year period. The increase was primarily due to an increase in employee-related costs including non-cash compensation expense, as well as higher costs associated with environmental, social and governance (“ESG”) initiatives.

Depreciation, depletion and amortization decreased to $44.0 million for the second quarter, from $48.0 million for the prior year period. The decrease was primarily due to lower gold sales at Andacollo and Pueblo Viejo compared to the prior period. The decrease was partially offset by additional depletion from the newly producing Khoemacau and newly acquired NX Gold streams.

For the second quarter, the Company recorded an income tax benefit of $5.9 million, compared with income tax expense of $5.5 million for the prior year period. The income tax benefit resulted in an effective tax rate of (9.0%) in the current period, compared with 6.3% for the prior year period. The second quarter included a discrete tax benefit attributable to a release of a valuation allowance while the three months ended June 30, 2021, included a discrete tax benefit attributable to the settlement of an uncertain tax position in a foreign jurisdiction.

Net cash provided by operating activities totaled $120.2 million for the second quarter, compared to $120.9 million for the prior year period.

Net cash used in investing activities totaled $0.1 million for the second quarter, compared to $95.1 million for the prior year period. The decrease was primarily due to lower acquisitions of stream and royalty interests compared to the prior year period.

Net cash used in financing activities totaled $23.2 million for the second quarter, compared to net cash used in financing activities of $170.1 million for the prior year period. The decrease was primarily due to a repayment of $150 million on the Company’s revolving credit facility during the prior year period.

At June 30, 2022, the Company had current assets of $340.3 million compared to current liabilities of $64.0 million, which resulted in working capital of $276.3 million and a current ratio of 5 to 1. This compares to current assets of $216.0 million and current liabilities of $61.4 million at December 31, 2021, resulting in working capital of $154.6 million and a current ratio of approximately 4 to 1. The increase in working capital was primarily due to an increase in available cash.

During the second quarter, liquidity needs were met from $120.2 million in net cash provided by operating activities and available cash resources.

Outlook

There is no change to previously issued guidance for sales of 315,000 to 340,000 GEOs, depreciation, depletion and amortization expense of $535 to $585 per GEO, and an effective tax rate of 17% to 22% for 2022. Due to uncertainty with respect to the timing and amount of the first payment from the Cortez Royalty described above, 2022 guidance ranges were not adjusted to include any contribution from this royalty at this time.

Royal Gold has two near term financing commitments which the Company expects to pay using available cash. The first is the potential payment of C$199.5 million (approximately $155 million) for the acquisition of GBR upon closing of that transaction, which is expected in the third quarter subject to receipt of all necessary approvals. The second is the potential payment of up to $6.8 million to a subsidiary of Ero Copper Corporation for the achievement of success-based targets related to regional exploration and mineral resource targets under the NX Gold stream, which may occur at any time prior to the end of 2024.

Property Highlights

A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the three and six month periods ended June 30, 2021 and 2022. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2022 operator production estimates for the Company’s principal stream and royalty properties compared to actual production reported by the operators at these properties through June 30, 2022 can be found on Table 3. Results of the stream segment purchases and sales for the three and six month periods ended June 30, 2021 and 2022 and inventories for the quarters ended June 30, 2022 and December 31, 2021 can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the quarter ended June 30, 2022, compared to the quarter ended June 30, 2021, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of June 30, 2022, the Company owned interests on 185 properties on five continents, including interests on 41 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Second Quarter 2022 Call Information:

Alistair Baker	Dial-In	844-200-6205 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 646-904-5544 (International)
(720) 554-6995	Access Code:	782462

Note: Management’s conference call reviewing the second quarter results will be held on Thursday, August 4, 2022, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the following: the resiliency of our business model; our expected financial performance and outlook, including sales volume, revenue, expenses or tax rates; operators’ expected operating and financial performance, including production, deliveries, mine plans, environmental and feasibility studies, mine facilities, mineral resources and reserves, and development; liquidity; our overall investment portfolio; the benefits of acquisitions, including, among others the realization of potential upside, exploration optionality, and anticipated future gold production; the financing, approval and closing of acquisitions; the timing of royalty payments; the funding of acquisitions; financing commitments; the repayment of amounts borrowed under our revolving credit facility; the usefulness and importance of non-GAAP financial measures.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including inaccuracies in operators’ disclosures, variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and reserves and resources (including updated mineral reserve and resource information as of December 31, 2021), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to public health crises; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; the ability to obtain, or delays in obtaining, stockholder and court approval of acquisitions; the risk that an event, change or other circumstance could give rise to the termination of the arrangement agreement with GBR; the risk that a condition to closing of the acquisition of GBR may not be satisfied; the risk that any announcement relating to the acquisitions of GBR or the Cortez Royalty could have adverse effects on the market price of Royal Gold’s common stock; the risk of litigation related to acquisitions; the diversion of management time from ongoing business operations due to acquisition-related issues; the volatility in commodity price for gold; public health crises, such as pandemics (including COVID-19) and epidemics, and any related government policies and actions; scrutiny and increased regulation of non-GAAP financial measures; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our Form 10-K for the Transition Period ended December 31, 2021. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward looking statements.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Second Quarter 2022 and 2021
Revenue by Stream and Royalty Interests

(In thousands)

			Three Months Ended		Six Months Ended
			June 30,		June 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2022	2021	2022	2021
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$45,627	$43,802	$88,043	$77,606
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	8,965	8,238	18,034	17,043
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$19,812	$26,585	$43,076	$56,759
Andacollo	Gold	100% of payable gold	11,721	27,867	27,395	40,889
NX Gold	Gold	25% of gold produced	4,215	-	8,207	-
Africa
Wassa	Gold	10.5% of payable gold	$8,248	$7,129	$15,451	$15,902
Khoemacau	Silver	100% of payable silver	5,202	-	7,591	-
Prestea and Bogoso	Gold	5.5% of payable gold	1,089	800	2,333	1,568
Total stream revenue			$104,879	$114,421	$210,130	$209,767
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$2,845	$5,310	7,823	10,296
Red Chris	Gold, copper	1.0% NSR	-	-	3,432	-
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	1,434	2,379	2,660	4,401
Williams	Gold	0.97% NSR	453	681	462	1,457
LaRonde Zone 5	Gold	2.0% NSR	487	619	1,138	1,039
Other-Canada	Various	Various	553	611	1,036	1,020
United States
Cortez	Gold	GSR1, GSR2, GSR3, NVR1, NVR1C	$8,138	$13,739	$24,852	$22,348
Robinson	Gold, copper	3.0% NSR	3,334	2,899	6,426	5,670
Marigold	Gold	2.0% NSR	1,644	2,101	2,860	4,488
Goldstrike	Gold	0.9% NSR	862	587	1,780	1,414
Wharf	Gold	0.0%-2.0% sliding-scale GSR	637	873	1,280	1,553
Other-United States	Various	Various	2,231	1,149	4,003	2,348
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$9,664	$13,399	$22,758	$26,527
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	2,276	2,792	5,063	4,934
El Limon	Gold	3.0% NSR	1,831	1,234	3,243	2,356
Other-Latin America	Various	Various	575	-	600	-
Africa
Taparko	Gold	2.0% GSR, 0.75% GSR (milling royalty)	$114	$559	$430	$1,307
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$1,486	$1,826	$3,019	$3,498
Gwalia Deeps	Gold	1.5% NSR	1,338	1,178	2,521	2,305
Meekatharra	Gold	0.45% or 1.5% NSR	791	738	1,548	1,702
Other-Australia	Various	Various	425	507	999	1,104
Europe
Las Cruces	Copper	1.5% NSR (copper)	$444	$423	$733	$1,080
Total royalty revenue			$41,562	$53,606	$98,666	$100,849
Total revenue			$146,441	$168,027	$308,796	$310,616

1	Refer to Part I, Item 2, of the Company’s Transition Report on Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2

Operators’ Historical Production for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Jun. 30, 2022		Mar. 31, 2022		Dec. 31, 2021		Sep. 30, 2021		Jun. 30, 2021
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	15,500	oz	13,900	oz	16,700	oz	19,300	oz	16,100	oz
		18.75% of payable copper	Copper	4.0	Mlb	3.6	Mlb	2.7	Mlb	4.4	Mlb	4.4	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	7,100	oz	8,600	oz	9,200	oz	9,800	oz	10,500	oz
		75% of Barrick's interest in payable silver[3]	Silver	274,500	oz	316,000	oz	396,500	oz	386,500	oz	247,500	oz
Andacollo	Teck	100% of payable gold	Gold	6,300	oz	8,400	oz	9,100	oz	6,500	oz	15,400	oz
Wassa	Chifeng Jilong Gold	10.5% of payable gold	Gold	4,400	oz	3,900	oz	4,300	oz	4,500	oz	4,000	oz
Khoemacau	Khoemacau Copper Mining	100% of payable silver	Silver	221,800	oz	102,700	oz	214,600	oz	4,500	oz	—	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	130,600	oz	133,400	oz	179,100	oz	170,400	oz	179,800	oz
			Silver	8.1	Moz	7.7	Moz	8.3	Moz	7.8	Moz	7.6	Moz
			Lead	35.0	Mlb	41.9	Mlb	39.4	Mlb	42.0	Mlb	41.8	Mlb
			Zinc	84.9	Mlb	120.1	Mlb	114.0	Mlb	98.3	Mlb	101.7	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1[4], NVR1C4	Gold	52,000	oz	102,000	oz	120,000	oz	106,300	oz	89,800	oz

1	Refer to Part I, Item 2, of the Company’s Transition Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the stated periods and may differ from the operators’ public reporting.
3	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4	Production includes applicable royalty deductions.

TABLE 3

Operator’s Estimated and Actual Production

	Calendar Year 2022 Operator's Production			Calendar Year 2022 Operator's Production
	Estimate(1)			Actual(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	36,000			12,200
Mount Milligan(4)	190,000 - 210,000			39,100
Copper			70 - 80 M			20.6 M
Pueblo Viejo(5)	400,000 - 440,000	N/A		209,000	N/A
Wassa(6)	155,000 - 170,000			77,400
Khoemacau(7)		N/A			0.5 M
Royalty:
Cortez(8)	280,000			154,000
Peñasquito(9)	475,000	29 M		258,000	15.8 M
Lead			150 M			79 M
Zinc			350 M			208 M

1	Production estimates received from the operators are for calendar 2022. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to our cautionary language regarding forward-looking statements, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Transition Report for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2022 through June 30, 2022, unless otherwise noted in footnotes to this table. Such amounts may differ from Royal Gold’s reported revenue and production and is not reduced to show the production attributable to the Company’s interests.
3	The actual production figure shown for Andacollo is contained gold in concentrate.
4	The estimated production figures shown for Mount Milligan are payable gold and copper in concentrate. The actual production figure is for the period January 1, 2022 through March 31, 2022.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures shown for Wassa are payable gold in doré poured in the period.
7	The estimated production figure for Khoemacau is not available through the ramp-up period, which the operator expects to be completed by the fourth quarter of 2022.
8	The estimated and actual production figures for Cortez represent the areas subject to Royal Gold’s royalty interests.
9	The estimated and actual gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2022		June 30, 2021		June 30, 2022	December 31, 2021
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	23,800	15,500	20,800	16,100	8,500	4,100
Andacollo	9,900	6,300	11,300	15,400	3,600	2,200
Pueblo Viejo	8,600	7,100	9,800	11,100	8,600	8,600
Wassa	3,500	4,400	3,600	4,000	1,400	1,600
Other	6,900	6,900	3,800	4,000	1,900	2,200
Total	52,700	40,200	49,300	50,600	24,000	18,700

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2022		June 30, 2021		June 30, 2022	December 31, 2021
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	307,000	274,500	386,500	247,500	307,100	316,000
Khoemacau	247,000	221,800	—	—	79,600	42,000
Other	55,200	53,700	98,600	72,000	16,400	34,300
Total	609,200	550,000	485,100	319,500	403,100	392,300

	Three Months Ended		Three Months Ended		As of	As of
	June 30, 2022		June 30, 2021		June 30, 2022	December 31, 2021
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	4.0	4.0	4.2	3.4	—	0.9

	Six Months Ended		Six Months Ended
	June 30, 2022		June 30, 2021
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Mount Milligan	33,800	29,400	33,000	25,400
Andacollo	16,000	14,700	22,000	22,500
Pueblo Viejo	15,700	15,600	20,900	21,600
Wassa	8,000	8,300	8,000	8,700
Other	13,500	13,700	8,300	8,200
Total	87,000	81,700	92,200	86,400

	Six Months Ended		Six Months Ended
	June 30, 2022		June 30, 2021
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Pueblo Viejo	581,600	590,500	634,000	665,600
Khoemacau	362,100	221,800	—	—
Other	106,300	226,900	170,800	138,300
Total	1,050,000	1,039,200	804,800	803,900

	Six Months Ended		Six Months Ended
	June 30, 2022		June 30, 2021
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)
Mount Milligan	6.7	7.6	8.6	7.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	June 30, 2022	December 31, 2021
ASSETS
Cash and equivalents	$280,617	$143,551
Royalty receivables	36,868	54,088
Income tax receivable	7,712	4,915
Stream inventory	13,172	11,607
Prepaid expenses and other	1,971	1,835
Total current assets	340,340	215,996
Stream and royalty interests, net	2,389,864	2,443,752
Other assets	122,842	97,284
Total assets	$2,853,046	$2,757,032
LIABILITIES
Accounts payable	$7,067	$6,475
Dividends payable	22,984	22,966
Income tax payable	24,047	19,070
Other current liabilities	9,915	12,917
Total current liabilities	64,013	61,428
Deferred tax liabilities	86,206	87,705
Other liabilities	6,169	6,688
Total liabilities	156,388	155,821
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,569,687 and 65,564,364 shares outstanding, respectively	656	656
Additional paid-in capital	2,210,809	2,206,159
Accumulated earnings	472,764	381,929
Total Royal Gold stockholders’ equity	2,684,229	2,588,744
Non-controlling interests	12,429	12,467
Total equity	2,696,658	2,601,211
Total liabilities and equity	$2,853,046	$2,757,032

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended		For The Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue	$146,441	$168,027	$308,796	$310,616
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	23,810	24,668	46,450	46,137
General and administrative	9,312	7,212	18,243	14,143
Production taxes	1,425	2,152	3,646	3,987
Depreciation, depletion and amortization	43,989	48,028	91,976	89,324
Total costs and expenses	78,536	82,060	160,315	153,591
Operating income	67,905	85,967	148,481	157,025
Fair value changes in equity securities	(2,191)	1,957	(1,577)	3,859
Interest and other income	1,118	676	2,093	1,409
Interest and other expense	(1,398)	(1,145)	(2,296)	(2,965)
Income before income taxes	65,434	87,455	146,701	159,328
Income tax benefit (expense)	5,911	(5,536)	(9,393)	(23,214)
Net income and comprehensive income	71,345	81,919	137,308	136,114
Net income and comprehensive income attributable to non-controlling interests	(205)	(242)	(492)	(409
Net income and comprehensive income attributable to Royal Gold common stockholders	$71,140	$81,677	$136,816	$135,705
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.08	$1.24	$2.08	$2.07
Basic weighted average shares outstanding	65,569,190	65,550,682	65,567,621	65,550,542
Diluted earnings per share	$1.08	$1.24	$2.08	$2.07
Diluted weighted average shares outstanding	65,678,320	65,636,964	65,661,653	65,629,284
Cash dividends declared per common share	$0.35	$0.30	$0.70	$0.60

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net income and comprehensive income	$71,345	$81,919	$137,308	$136,114
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	43,989	48,028	91,977	89,324
Non-cash employee stock compensation expense	2,418	1,493	4,542	2,837
Fair value changes in equity securities	2,191	(1,957)	1,577	(3,859)
Deferred tax (benefit) expense	(28,802)	9,506	(28,114)	8,861
Other	246	287	491	572
Changes in assets and liabilities:
Royalty receivables	16,651	(1,814)	17,220	(2,925)
Stream inventory	(4,682)	(3,194)	(1,564)	(3,785)
Income tax receivable	(3,315)	10,150	(2,797)	4,419
Prepaid expenses and other assets	5,950	(680)	(1,359)	(582)
Accounts payable	800	1,993	592	3,786
Income tax payable	15,886	(11,181)	4,976	(8,839)
Uncertain tax positions	—	(12,048)	—	(12,358)
Other liabilities	(2,481)	(1,650)	(3,520)	(479)
Net cash provided by operating activities	$120,195	$120,853	$221,329	$213,086
Cash flows from investing activities:
Acquisition of stream and royalty interests	(41)	(85,659)	(37,841)	(119,315)
Khoemacau subordinated debt facility	—	(18,000)	—	(18,000)
Proceeds from sale of equity securities	—	8,651	—	8,651
Other	(24)	(90)	(36)	(177)
Net used in investing activities	$(65)	$(95,098)	$(37,877)	$(128,841)
Cash flows from financing activities:
Repayment of debt	—	(150,000)	—	(200,000)
Net payments from issuance of common stock	(33)	(40)	108	(50)
Common stock dividends	(22,975)	(19,682)	(45,953)	(39,364)
Other	(212)	(377)	(541)	(774)
Net cash used in financing activities	$(23,220)	$(170,099)	$(46,386)	$(240,188)
Net increase (decrease) in cash and equivalents	96,909	(144,344)	137,066	(155,943)
Cash and equivalents at beginning of period	183,707	370,260	143,551	381,859
Cash and equivalents at end of period	$280,617	$225,916	$280,617	$225,916

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, net cash, and net cash to TTM adjusted EBITDA:

	Three Months Ended
	June 30,
(amounts in thousands)	2022	2021
Net income and comprehensive income	$71,345	$81,919
Depreciation, depletion and amortization	43,989	48,028
Non-cash employee stock compensation	2,418	1,493
Fair value changes in equity securities	2,191	(1,957)
Interest and other, net	280	469
Income tax (benefit) expense	(5,911)	5,536
Non-controlling interests in operating income of consolidated subsidiaries	(205)	(242)
Adjusted EBITDA	$114,107	$135,246

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2022	2022	2021	2021
Net income and comprehensive income	$71,345	$65,962	$68,362	$70,466
Depreciation, depletion and amortization	43,989	47,988	49,074	50,611
Non-cash employee stock compensation	2,418	2,124	1,715	1,503
Fair value changes in equity securities	2,191	(613)	1,526	(176)
Interest and other, net	280	(77)	88	1,089
Income tax (benefit) expense	(5,911)	15,304	13,980	16,028
Non-controlling interests in operating income of consolidated subsidiaries	(205)	(287)	(199)	(290)
Adjusted EBITDA	$114,107	$130,401	$134,546	$139,231

TTM adjusted EBITDA	$518,285

Debt	$—
Debt issuance costs	3,918
Cash and equivalents	(280,617)
Net cash	$(276,699)

TTM adjusted EBITDA	$518,285
Net cash to TTM adjusted EBITDA	(0.52)x

Cash G&A:

	Three Months Ended
	June 30,
(amounts in thousands)	2022	2021
General and administrative expense	$9,312	$7,212
Non-cash employee stock compensation	(2,418)	(1,493)
Cash G&A	$6,894	$5,719

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2022	2022	2021	2021
General and administrative expense	$9,312	$8,931	$8,034	$7,129
Non-cash employee stock compensation	(2,418)	(2,124)	(1,715)	(1,503)
Cash G&A	$6,894	$6,807	$6,319	$5,626

TTM cash G&A	$25,646

Adjusted net income and adjusted net income per share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(amounts in thousands, except per share data)	2022	2021	2022	2021
Net income and comprehensive income attributable to Royal Gold common stockholders	$71,140	$81,677	$136,816	$135,705
Fair value changes in equity securities	2,191	(1,957)	1,577	(3,859)
Discrete tax benefits	(18,755)	(11,488)	(18,755)	(8,886)
Tax effect of adjustments	(581)	499	(418)	937
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	53,995	68,731	$119,220	$123,895

Net income attributable to Royal Gold common stockholders per diluted share	$1.08	$1.24	2.08	2.07
Fair value changes in equity securities	0.03	(0.03)	0.02	(0.06)
Discrete tax benefits	(0.29)	(0.18)	(0.29)	(0.14)
Tax effect of adjustments	(0.01)	0.01	(0.01)	0.01
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.81	$1.04	$1.80	$1.89

Free cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(amounts in thousands)	2022	2021	2022	2021
Net cash provided by operating activities	$120,195	$120,853	$221,329	$213,086
Acquisition of stream and royalty interests	(41)	(85,659)	(37,841)	(119,315)
Free cash flow	$120,154	$35,194	$183,488	$93,771

Net cash used in investing activities	$(65)	$(95,098)	$(37,877)	$(128,841)
Net cash used in financing activities	$(23,220)	$(170,099)	$(46,386)	$(240,188)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.
6.	Adjusted EBITDA margin is calculated by the Company as adjusted EBITDA for a period divided by revenue for that same period.